Exhibit 15.1

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

March 6, 2014

BP p.l.c.

1 St. James Square

London, SW1Y 4PD

Ladies and Gentlemen:

We hereby consent to the reference to DeGolyer and MacNaughton contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2013, of BP p.l.c. (the Form 20-F), as set forth under the heading “Compliance,” page 246, to the inclusion of our third-party report dated January 26, 2014, concerning our estimates of the net proved crude oil, condensate, natural gas liquids, and natural gas reserves, as of December 31, 2013, of certain properties owned by OAO NK Rosneft (Third-Party Report), which is included as an exhibit to the Form 20-F, and to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the Third Party Report in the following Registration Statements:

Registration Statement on Form F-3 (File Nos. 333-179953 and 333-179953-01) of BP p.l.c. and BP Capital Markets p.l.c.; and

Registration Statements on Form S-8 (File Nos. 333-149778, 333-79399, 333-67206, 333-103924, 333-123482, 333-123483, 333-131583, 333-146868, 333-146870, 333-146873, 333-131584, 333-132619, 333-173136, 333-177423, 333-179406, 333-186463, and 333-186462) of BP p.l.c.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716